Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Annual Report on Form 1-K of American Hospitality Properties REIT, Inc. of our report dated July 6, 2020, relating to the financial statements of American Hospitality Properties REIT, Inc. as of December 31, 2019 and for the year then ended.

/s/ J.F. Bodden, P.C.
J.F. Bodden, P.C.

Dallas, Texas

July 6, 2020